EXHIBIT 10.1

BRADY CORPORATION
AMENDED AND RESTATED
DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

This Amended and Restated Director Restricted Stock Unit Agreement (the “Agreement”) is entered into as of February 17, 2016. This Agreement amends and restates in its entirety the Director Restricted Stock Unit Agreement dated as of March 3, 2015 between Harold L. Sirkin (hereinafter called the “Director”) and Brady Corporation (the “Corporation”), pursuant to which the Corporation granted the Director a restricted stock unit award pursuant to the terms of the Corporation’s 2012 Omnibus Incentive Stock Plan (the “Plan”).
The grant date of the restricted stock unit award remains March 3, 2015. The Corporation’s records shall be the official record of the grant described herein and, in the event of any conflict between this description and the Corporation’s records, the Corporation’s records shall control.

1.	Number of Units
This Restricted Stock Unit Award applies to 1,450 shares of the presently authorized Class A Nonvoting Common Stock of the Corporation, $.01 par value (the “Restricted Stock Units”). The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become vested or have been forfeited.

2.	Service Vesting Requirement
The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below) shall be subject to the satisfaction of the condition set forth in Section 2(a) below:

(a)
Vesting. The Award shall be subject to the following service vesting requirement: the Director must continuously serve as a member of the Board of Directors of the Corporation through February 28, 2017.

(b)
Forfeiture of Restricted Stock Units. Except as provided in Section 3, if the Director's service as a member of the Board of Directors of the Corporation terminates prior to the satisfaction of the vesting requirement set forth in Section 2(a) above, any unvested Restricted Stock Units shall immediately be forfeited. The period of time during which the Restricted Stock Units covered by this Award are forfeitable is referred to as the “Restricted Period.”

3.	Accelerated Vesting.

(a)
Notwithstanding the terms and conditions of Section 2 hereof, in the event the Director's service as a member of the Board of Directors of the Corporation is terminated prior to the end of the Restricted Period due to death or Disability, the Restricted Stock Units shall become fully vested. For purposes of this Agreement, “Disability” means that the Director is disabled as a result of sickness or injury, such that he is unable satisfactorily to perform the Director's duties as determined by the Board of Directors, on the basis of medical evidence satisfactory to it.

(b)
In the event the Director's service as a member of the Board of Directors of the Corporation is terminated prior to the end of the Restricted Period due to a Change in Control, the Restricted Stock Units shall become unrestricted and fully vested.

For purposes of this Agreement, a “Change of Control” shall occur if any person or group of persons (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934) other than the members of the family of William H. Brady, Jr. and their descendants, or trusts for their benefit, and the W. H. Brady Foundation, Inc., collectively, directly or indirectly controls in excess of 50% of the voting common stock of the Corporation.
For purposes of this Agreement, a termination due to Change of Control shall occur if within the 12 month period beginning with the date a Change of Control occurs the Director's service as a member of the Board of Directors is involuntarily terminated (other than by reason of death or Disability).

(c)
In the event of (i) the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, (ii) the adoption of any plan for the dissolution of the Corporation, or (iii) the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Restricted Stock Units shall become fully vested.

(d)
If the vesting of the Restricted Stock Units would result in any excise tax to the Director as a result of Section 280G of the Code, the Corporation shall pay the Director an amount equal to such excise tax.

4.	No Dividends
No dividends will be paid or accrued on any Restricted Stock Units during the Restricted Period.

5.	Settlement of Restricted Stock Units.
As soon as practicable after Restricted Stock Units become vested, the Company shall deliver to the Director one share of the Corporation's Class A Nonvoting Common Stock, $.01 par value ("Corporation Stock") for each Restricted Stock Unit which becomes vested.

6.	Transfer Restrictions
This Award is non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Restricted Stock Units shall be forfeited.

7.	Withholding Taxes
The Corporation may require payment of or withhold any tax which it believes is payable as a result of the Restricted Stock Units becoming vested, and the Corporation may defer making delivery of the Corporation Stock until arrangements satisfactory to the Corporation have been made with regard to any such withholding obligations. In lieu of part or all of any such payment, the Directors, in satisfaction of all withholding taxes (including, without limitation, Federal income, FICA (Social Security and Medicare) and any state and local income taxes) payable as a result of such vesting, may elect, subject to such rules and regulations as the Corporation may adopt from time to time, to have the Corporation withhold that number of shares of Corporation Stock (valued at Fair Market Value on the date of vesting and rounded upward) required to settle such withholding taxes.

8.	Death of Director
If the Restricted Stock Units shall vest upon the death of the Director, the shares of Corporation Stock shall be issued and paid to the estate of the Director unless the Corporation shall have theretofore received in writing a beneficiary designation, in which event they shall be issued and paid to the designated beneficiary.

9.	Clawback
This Award is subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Corporation Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

10.	Adjustment of Shares
The terms and provisions of this Award (including, without limitation, the terms and provisions relating to the number and class of shares subject to this Award) shall be subject to appropriate adjustment in the event of any recapitalization, merger, consolidation, disposition of property or stock, separation, reorganization, stock dividend, issuance of rights, combination or split-up or exchange of shares, or the like.

11.	Provisions of Plan Controlling
This Award is subject in all respects to the provisions of the Plan. In the event of any conflict between any provisions of this Award and the provisions of the Plan, the provisions of the Plan shall control, except to the extent the Plan permits the Corporation to modify the terms of an Award grant and has done so herein. Terms defined in the Plan where used herein shall have the meanings as so defined. The Director acknowledges receipt of a copy of the Plan.

12.	Wisconsin Contract
This Award has been granted in Wisconsin and shall be construed under the laws of that state.

13.	Severability
Wherever possible, each provision of this Award will be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
BRADY CORPORATION

By: /s/ J. MICHAEL NAUMAN
Name: J. Michael Nauman
Its: President and Chief Executive Officer

DIRECTOR:
Signature: /s/ HAROLD L. SIRKIN
Print Name: Harold L. Sirkin